Exhibit 99.1

Schomer Joins Accuride as
Senior Vice President Sales and Marketing

EVANSVILLE, Ind. — August 20, 2007 — Today, Accuride Corporation (NYSE:  ACW) announced that Richard Schomer has joined the Company as Senior Vice President / Sales and Marketing.

Schomer will be responsible for the strategic global leadership of the Company’s Sales and Marketing function and will work closely with Accuride’s strategic business units to drive product, market, and global expansion initiatives.

“We are excited to have Rick join our executive leadership team given his strong entrepreneurial background coupled with his extensive experience in market and product development,” said John Murphy, Accuride’s President and Chief Operating Officer.  “Following the successful integration of Transportation Technologies Industries, Inc. and as we look beyond 2007, our strategic initiatives will continue to focus on growing Accuride’s business both organically and globally.  We believe Rick’s keen strategic visioning ability and proven track record of translating value-added business propositions into sales will be a tremendous asset to Accuride and will assist us in achieving our growth objectives.”

With over 20 years of OEM and Aftermarket sales experience, Schomer most recently served as Principal for MR3 LLP, a business-consulting firm specializing in market and product development.  As a Principal, Schomer was heavily focused on acquiring and leveraging critical market, customer, and product research intelligence to enable the success of his client companies to strategically and operationally support their customers. Schomer has spent a considerable portion of his career working in functions that include executive management, sales (OEM and aftermarket/service parts), and marketing/applications engineering for companies such as Autolign, Peregrine, Lucas Varity (now TRW), Freudenberg — NOK and Zeller Corporation.

Schomer, who will report directly to Murphy, replaces H. Larry Taylor who departed Accuride to pursue other career opportunities.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco, and Brillion.  For more information, visit Accuride’s website at http://accuridecorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for Accuride Corporation:  All comments relating to any future period are forward-looking statements, subject to uncertainties and risk that could cause actual results to vary materially from what is suggested here.  These statements are subject to risks and uncertainties, including without limitation, the general market conditions, the specific market for Company common stock, the performance of the Company’s business and other risks detailed from time-to-time in Accuride’s filings and reports with the Securities and Exchange Commission.